Exhibit 99.1

1

Producing the animated film that opens the Berkshire Hathaway Annual Meeting for the last 20 years has given us the extraordinary privilege to spend quality time with Warren Buffett and learn so many valuable lessons. Producing the Secret Millionaires Club animated kid series with Warren has given us at Genius an opportunity to share those lessons in stories for kids. One of the lessons we have learned from Warren is the value of powerful brands. Today we released our 10Q for the third quarter of 2016. To fully appreciate it, is to understand the vital importance of brands.

At Genius Brands International we have been developing brands for kids. Brands which are creatively and commercially powerful, as well as international and evergreen.

2

We have associated our brands with powerful broadcasters, licensees, promotional partners, and distribution systems, including YouTube, Netflix, Sony Pictures Home Entertainment, Sony Music, Target, Toys R Us, Barnes & Noble, Amazon, and Walmart, among others. These brands occupy unique places in the marketplace and form a diverse portfolio of complimentary assets for Genius. Some are for boys, some are for girls, some are for tweens, some are for toddlers. Our brands sit on different places on the viewing screen and different places on the retail shelves.

I share this with you as Genius is amidst a period of unprecedented growth, and where many of these brands are now being established and coming into both the retail and media marketplace, which can become revenue drivers for our company. We’ve seen growth in the numbers of properties we have in production and development, the number of licensees of our brands, the number of big-box retailers carrying our brands, and we recently doubled the number of households which have our Kid Genius Cartoon Channel, bringing the total to 42 MM households.

Since doing our reverse stock split last week, I have been on a ‘road show’ meeting investors on the west coast and starting today a four-day road show with Institutional Investors on the east coast. As I have told our story and shared where the company is going, our stock has risen to $6.50/share reflecting an 8% increase since the reverse split.

Today we released our 10Q for Q3 2016.

There are three important items I would like to draw to your attention:

1.	DEFERRED REVENUE - Total Deferred Revenue and Advances increased from $958,539 as of December 31, 2015 to $3,118,730 as of September 30, 2016. UP 225%. Deferred revenue=coming revenue. It reflects increased activity and advances around our brands, notably Secret Millionaires Club, Thomas Edison’s Secret Lab, SpacePOP, and two distribution agreements with Sony Pictures Home Entertainment, which will be taken upon meeting certain revenue recognition criteria.

3

2.	INCREASING FILM AND TELEVISION COSTS - Costs went up because we are growing and expanding our slate of brands and catalogue. Film and Television costs increased from $1,003,546 as of December 31, 2015 to $1,602,236 as of September 30, 2016 or 60%. These increases represent the continued investment in the production, development, and completion of our film assets, notably:
•	Twenty-nine SpacePop webisodes on YouTube
•	Fifteen 11-minute Llama Llama scripts in various stages of completion and the selection of Jennifer Garner as the voice of Mama Llama. These are important investments in programs which have been sold to broadcasters and have a growing list of licensees and retailers behind them who pay us money and carry our licensed products from which we will earn royalty income.

3.	INCREASING PREPAID ASSETS - Prepaid assets increased from $65,464 as of December 31, 2015 to $319,142 as of September 30, 2016 or 388%. This increase reflects, in part, continued investment in all of our brands, notably an on-going marketing campaign related to our SpacePOP brand which is launching at retail in Q4 at Kohl’s, Claire’s, and Toys R Us.

At Genius, we are investing in our brands either via the actual production cost or the marketing spend, because it is the key to success and ultimately creates hits and drives enduring sales and revenue. We are beginning to now see the fruits of that investment. Over the coming months and beyond, more and more products will come into the marketplace, and their impact on the company overall will be cumulative.

We couldn’t be more excited!

Andy Heyward

Chairman & CEO

Genius Brands International, Inc.

4